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                                                                    EXHIBIT 10.7
                                 LISA L. FLEMING
                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of February 18, 2005 (the "Effective Date"), by and between American Commercial Lines Inc., a Delaware corporation (the "COMPANY"), and Lisa L. Fleming (the "EXECUTIVE").

            WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to continue such employment by the Company, on the terms set forth below.

            WHEREAS, the Executive acknowledges and understands that, during the course of her employment by the Company, the Executive has become familiar with certain Confidential Information (as defined below) of the Company and its subsidiaries and affiliates which is exceptionally valuable to the Company and vital to the success of the Company's Business (as defined below).

            WHEREAS, the Company and Executive desire to protect such Confidential Information from disclosure to third parties or use of such information to the detriment of the Company.

            Accordingly, the parties hereto agree as follows:

         1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending on the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the "Term"). The Term shall be subject to one-year renewals at the written election of the Company. In the event that the Company elects to renew this Agreement, notice shall be provided to the Executive in accordance with Section 8.4 hereof at least ninety (90) days prior to the end of any such Term. Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.

         2. Duties. During the Term the Executive shall serve as Senior Vice President, Law and Administration, of the Company. The Executive shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature consistent with those of such office as shall be specified and designated from time to time by the Chief Executive Officer. The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company during the Term of this Agreement and any extension thereof. Executive shall not engage in any activities which will interfere with the performance of her duties with the Company or which knowingly present a conflict of interest. During the Executive's employment with the Company, Executive may serve on the boards of directors of up to one (1) other for-profit entity, and three (3) other not-for-profit or charitable entities and may pursue passive investments; provided that such

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activities do not unreasonably interfere with her duties and responsibilities hereunder or create a conflict of interest with the Company; and further provided that, with respect to serving on the boards of directors of entities other than charitable organizations and not-for-profit corporations, the Executive shall obtain the prior written consent of the Board or authorized committee thereof. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the "Compensation Committee").

         3. Compensation.

            3.1 Salary. The Company shall pay to the Executive during the Term a base salary at no less than the rate of $250,000 per annum (the "Base Salary"), in accordance with the customary payroll practices of the Company applicable to senior executives generally. The Base Salary shall be reviewed annually, commencing with the first anniversary of the Effective Date, and may be increased (but not decreased) to such greater amount as may be approved by the Board (after consideration of the recommendation of the Compensation Committee) and, upon such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

            3.2 Bonus. The Compensation Committee shall review Executive's performance at least annually during each year of the Term and cause the Company to award Executive a cash bonus with a target of 65% of her Base Salary which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company. The amount of Executive's cash bonus shall be determined upon approval by the Board (after consideration of the recommendation of the Compensation Committee) and shall be dependent upon, among other things, the achievement of certain performance targets mutually agreed by the Executive and the Board (after consideration of the recommendation of the Compensation Committee).

                  3.3 Equity Awards.

                      (a) Restricted Stock. Pursuant to the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, adopted by the Board on January 10, 2005, the Company shall grant to the Executive 14,018 shares of common stock (the "Restricted Stock"), representing approximately one quarter per cent (0.25%) of the issued and outstanding shares of common stock of the Company ("Common Stock") as of the Effective Date. The Restricted Stock shall be restricted and non-transferable, as set forth in the Restricted Stock Award Agreement, in the form attached hereto as Exhibit A. Executive shall be entitled only to such rights with respect to the Restricted Stock, as are set forth in the Restricted Stock Award Agreement. The restrictions upon the Restricted Stock shall lapse and Executive shall acquire "ownership" of the Restricted Stock on a pro rata basis over a period of three (3) years from the date of grant. Any future awards of restricted stock, if any, shall be subject to performance-based vesting requirements.

                      (b) Stock Options. Pursuant to the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, adopted by the Board on January 10,

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2005, the Company shall grant to the Executive options to purchase 14,018 shares of Common Stock (the "Options"), representing approximately one quarter per cent (0.25%) of the issued and outstanding shares of Common Stock as of the Effective Date with an exercise price per share equal to the fair market value of a share of Common Stock on the Effective Date. For purposes hereof, as determined by the bankruptcy court, upon emergence from Chapter 11 proceedings, the "fair market value" of the Common Stock means $16.65 per share. The Options shall be restricted and non-transferable, as set forth in the Stock Option Agreement, in the forms attached hereto as Exhibits B-1 and B-2. To the extent permitted by applicable law, the Options shall be incentive stock options in each year and, with respect to any Options that are vested, shall be exercisable for the applicable periods set forth in the Stock Option Agreement. The term of the Options shall be for a period of ten (10) years following the date of the grant of the Options hereunder, shall vest on a pro rata basis over a period of three
(3) years following the date of grant, shall be exercisable, to the extent vested, for the periods set forth in the Stock Option Agreement, and shall be subject to such other terms and conditions not inconsistent with the terms of this Agreement as are set forth in the Stock Option Agreement to be executed by the Company and Executive and as determined by the Compensation Committee. Executive shall not be entitled to any rights with respect to the Common Stock underlying the Options, including the right to vote or receive dividends or distributions with respect to any of the Common Stock underlying the Options, until such Options (or any portion thereof) have been exercised. Any future awards of options, if any, shall be subject to performance-based vesting requirements.

                  3.4 Return and/or Forfeiture of Performance-Based Payments or Awards. Notwithstanding any other provision in this Agreement or in the Stock Option Agreement or Restricted Stock Award Agreement, to the extent applicable and in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002 or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission or any listing requirements of any stock exchange or stock market on which any securities of the Company trade, from time to time, and in the event any bonus payment, stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company or any subsidiary or affiliate, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. The awards made as of the date of this Agreement pursuant to
Section 3.3 of this Agreement are not subject to this Section 3.4. This Section
3.4 shall survive any expiration or termination of this Agreement for any reason.

                  3.5 Benefits - In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives.

                  3.6 Vacation. During the Term, the Executive shall be entitled to vacation of not less than four (4) weeks per year.

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                  3.7 Disability Benefits. During the Term, the Executive shall be entitled to long-term disability coverage providing benefits (to continue for such period as is provided in the applicable disability plan or program, as amended from time to time) equal to 60% of Base Salary up to a maximum of $15,000 per month in the case of a covered disability.

                  3.8 Expenses. The Company shall pay or reimburse the Executive for all travel, lodging, meals, entertainment or any other similar expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon receipt of documentation therefor in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

                  4. Termination upon Death or Disability. If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4. If the Executive becomes eligible for disability benefits under the Company's long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company will have no right to terminate the Executive's employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonably certain that the Executive will be able to resume the Executive's duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

                  Upon death or other termination of employment by virtue of disability, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the termination of employment other than Base Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses except as provided in the bonus plan or in clause (ii) below) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the date of termination);
(ii) all equity awards held by the Executive shall become fully vested and exercisable; and (iii) this Agreement shall otherwise terminate upon such death or other termination of employment and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.8). For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of her employment during the Term upon death.

         5. Other Terminations of Employment.

                  5.1 Termination for Cause; Termination of Employment by the Executive Without Good Reason.

                           (a) For purposes of this Agreement, "Cause" shall
                  mean that the Executive has:

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                                    (i) been convicted of, or plead nolo
                           contendere to, a felony or crime involving moral turpitude or an indictment for any felony or misdemeanor involving moral turpitude, if such indictment is not discharged or otherwise resolved within 18 months; or

                                    (ii) committed an act of personal dishonesty
                           or fraud involving personal profit in connection with the Executive's employment by the Company; or

                                    (iii) committed a material breach of any
                           material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7.1, 7.2, 7.3 or 7.4 hereof; or

                                    (iv) committed an act which the Board has
                           found to have involved willful misconduct or gross negligence on the part of the Executive; or

                                    (v) failed or refused to substantially
                           perform the lawful duties of her employment in any material respect; or

                                    (vi) failed to comply with the lawful
                           material written rules and material policies of the Company in any material respect, as determined by the Board of Directors;

         provided, however, that no termination under clause (iii), (iv), (v) or
         (vi) above shall be effective unless Executive shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice Executive shall have failed to cure such alleged behavior constituting "cause"; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

                           (b) "Good Reason" shall mean the resignation of the
Executive from employment with the Company following the occurrence of one or more of the events set forth in clauses (i) through (iv) below without the prior written consent of the Executive, provided that, in connection with any event or events specified in clauses (i) through (iv) below, (1) Executive delivers written notice to the Company of her intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (2) such event or events are not cured by the Company within fifteen (15) days following delivery of such written notice:

                                    (i) any reduction in Executive's annual rate
                           of Base Salary;

                                    (ii) any removal by the Company of Executive
                           from her position indicated in Section 2 or the assignment to Executive of duties

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                           and responsibilities materially inconsistent and
                           adverse with the duties indicated in Section 2, except in connection with termination of Executive's employment for Cause or disability (pursuant to Section 4 hereof);

                                    (iii) the Company's failure to comply with
                           any of the material terms of this Agreement; or

                                    (iv) the occurrence of a Change in Control
                           pursuant to which the Company or any successor company, as the case may be, does not agree, as of the date of such Change in Control, to assume this Agreement.

                           (c) The Company may terminate the Executive's
employment hereunder for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination of employment other than Base Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonus) earned and accrued under this Agreement prior to the Effective Date of the Termination of employment (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination of employment); and (ii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.8). For purposes of this Section 5.1(c), the "Effective Date of the Termination" shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

                           (d) The Executive may terminate her employment
without Good Reason. If the Executive terminates her employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination of employment other than Base Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonus) earned and accrued under this Agreement prior to the Effective Date of the Termination of employment (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination of employment); and (ii) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.8). For purposes of this Section 5.1(d), the "Effective Date of the Termination" shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) agreed to by the Company, set forth in such notice of termination.

                  5.2 Termination Without Cause; Termination for Good Reason. The Company may terminate the Executive's employment at any time without Cause, for any reason or no reason and the Executive may terminate his employment with the Company at any time for Good Reason. If the Company or the Executive terminates the Executive's employment and such termination is not described in
Section 4 or Section 5.1, (i) the Executive shall have no right

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to receive any compensation or benefit hereunder on and after the Effective Date of the Termination of employment other than Base Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses except as provided in clause (ii) below) earned and accrued under this Agreement prior to the Effective Date of the Termination of employment (and reimbursement under this Agreement for expenses incurred prior to the Effective Date of the Termination of employment); (ii) the Executive shall receive a cash payment equal to the Severance Payment payable, at the election of the Executive, as follows: (X) one hundred percent (100%) of the aggregate amount due to the Executive shall be paid pro rata on a monthly basis to the Executive over a period of 12 months in equal pro rata amounts in accordance with the Company's regular payment periods, or (Y) in one lump sum cash payment on the Effective Date of Termination equal to 75% of the Severance Payment amount; (iii) all equity awards held by the Executive shall become fully vested and exercisable; and (iv) this Agreement shall otherwise terminate upon such termination of employment and the Executive shall have no further rights hereunder (except as provided in Section 7.8); provided, however, that in the event that the Company elects not to renew this Agreement at the end of the Term and following any renewal of this Agreement and for all periods thereafter, the Executive shall not be entitled to a Severance Payment. The "Severance Payment" means the sum of: (i) the Executive's Base Salary in effect on the day of termination and (ii) the Executive's Average Annual Bonus. The Executive's "Average Annual Bonus" means the average bonus actually paid to the Executive with respect to the prior two (2) calendar years or if no bonus has been paid in either of the prior two
(2) calendar years, Average Annual Bonus shall mean sixty-five percent (75%) of Executive's Base Salary. The Severance Payment shall be increased to three (3) times the sum of: (i) the Executive's Base Salary in effect on the day of termination and (ii) the Executive's Average Annual Bonus if such termination occurs after a Change in Control. For purposes of this Section 5.2, the "Effective Date of the Termination" shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) agreed to by the Company, set forth in such notice of termination.

                  5.3 Nature of Payments. Notwithstanding anything to the contrary herein, all payments provided to the Executive pursuant to this Section 5 shall be contingent upon the Executive's execution and delivery of a general release and waiver, substantially in the form of Exhibit C attached hereto.

                  5.4 Treatment of Options and Restricted Stock. Upon termination of the Executive's employment with the Company pursuant to Section
5.1 hereof, Executive shall forfeit all rights and interests to any unvested Options, unvested shares of Restricted Stock or other unvested equity awards, then held by the Executive and (a) in the event of term a termination pursuant to Section 5.1(c) all vested Options shall terminate one (1) day following such termination and (b) in the event of a termination pursuant to Section 5.1(d), all vested Options shall terminate sixty (60) days following such termination.

         6. Return of Documents; Rights to Products. All advertising, sales, manufacturers' and other materials or articles or information, including, without limitation, data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company are and shall remain the sole property of the Company, including in

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each case all copies thereof in any medium, including computer tapes and other forms of information storage. If the Company requests the return of such materials (whether or not containing confidential information) at any time during or at or after the termination of the Executive's employment, Executive shall promptly deliver such materials and all copies of such materials to the Company.

         7. Noncompetition; Nonsolicitation; Confidential Information, etc. The Executive hereby acknowledges that, during and solely as a result of Executive's employment by the Company, the Executive will have access to confidential information and business and professional contacts. In consideration therefor, the Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company in entering into this Agreement. Executive acknowledges and agrees that each of the individual provisions of this Section 7 constitutes a separate and distinct obligation of the Executive to the Company, individually enforceable against the Executive.

                  7.1 Covenant Not to Compete. During the Term (or any extension thereof), the Executive shall not, without the consent of the Board, in any form or any manner, directly or indirectly, on the Executive's own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Company or any of its subsidiaries within the United States and any foreign country in which the Company or any of its subsidiaries conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term "Business" shall mean inland marine transportation, ancillary services and marine vessel construction and repair in the United States and Venezuela.

                  7.2 Covenant Not to Solicit Employees. During the Term (or any extension thereof) and for a period of 18 months following the termination of the Executive's employment by the Company, the Executive agrees and covenants that he shall not, for any reason, directly or indirectly, solicit or endeavor to entice away from the Company and its subsidiaries and affiliates (whether for the Executive's own benefit or on behalf of another person or entity), or facilitate the solicitation or enticement of, any executive or management employee of the Company and its subsidiaries and affiliates to work for the Executive, any affiliate of the Executive or any competitor of the Company and its subsidiaries and affiliates, nor shall the Executive otherwise attempt to interfere (to the Company's detriment) in the relationship between the Company or any of its subsidiaries or affiliates and any such employees; provided, however, that a general solicitation that does not specifically identify the Executive or covered employees shall not be deemed to violate this Section 7.2.

                  7.3 Covenant Not to Solicit Customers. During the Term (or any extension thereof) and for a period of 18 months following the termination of the Executive's employment

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by the Company, the Executive agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Company and its subsidiaries and affiliates for the purpose of competing with the Business. For purposes of this Agreement, the term "Customer" shall mean and refer to each person or entity that has a contract with or is actively being solicited by the Company and its subsidiaries and affiliates with respect to the Business during the period of Executive's employment hereunder.

                  7.4 Covenant of Confidentiality. At any time during the term of Executive's employment with the Company (pursuant to this Agreement or otherwise), and for a period of five (5) years after the termination of Executive's employment with the Company for any reason, Executive shall not, except in furtherance of the Business of the Company and its subsidiaries and affiliates or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive's employment hereunder), or utilize for Executive's personal benefit or for the benefit of any competitor of the Company and its subsidiaries and affiliates any Confidential Information. The Company and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Company and shall be deemed to be a "trade secret." In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that the Executive has provided to the Company reasonable prior notice of such request and the Company has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

                  7.5 Return of Property. Upon termination of this Agreement for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company's Customers, marketing strategies, products or processes which contain any Confidential Information.

                  7.6 Assignment of Inventions. The Executive hereby assigns to the Company all rights, title and interests in any trade secrets and other products or other inventions relating to the Company's business developed by her alone or in conjunction with others at any time while employed by the Company.

                  7.7 Equitable Remedies. In the event that Executive breaches any of the terms or conditions set forth in this Section 7, Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies at law for such breach would be inadequate. The Company shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and such further relief as the court may deem just and

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proper.

                  7.8 Continuing Obligation. Upon termination of this Agreement for any reason during the Term of Employment, or upon expiration of this Agreement pursuant to Section 1 hereof, the obligations, duties and liabilities of Executive pursuant to Sections 3.4, 7.2, 7.3, 7.4, 7.5 and 7.9 of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event Executive breaches any of the terms contained in Sections 7.1, 7.2,
7.3 and 7.4 of this Agreement, the obligation of the Company to pay any Base Salary or bonus under this Agreement (or pursuant to any Severance Payment set forth in Section 5 of this Agreement) shall terminate as of the date of such breach by the Executive.

                  7.9 Post-Termination Violations of this Agreement. In the event, and at the moment, that Executive violates any of her duties or obligations set forth in (i) Sections 7.2, 7.3 or 7.4 of this Agreement that continue after any termination that occurs during the Term of employment for any reason, or (ii) Sections 7.2, 7.3 or 7.4 of this Agreement that continue after any termination that occurs after the expiration of the Term of employment, and notwithstanding any other provision in this Agreement, the Stock Option Agreement or the Restricted Stock Award Agreement to the contrary, (x) Executive shall immediately forfeit any right to exercise any unexercised Options that previously vested pursuant to the terms of this Agreement or the Stock Option Agreement, (y) any unvested options, shares of restricted stock or other equity awards (including any unvested Options or shares of Restricted Stock) will immediately be cancelled and forfeited and (z) all Severance Payments shall immediately cease and be forfeited.

         8. Other Provisions.

                  8.1 Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permitted by such court.

                  8.2 Enforceability; Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the restrictive covenants set forth in Section 7 upon the courts of any jurisdiction within the geographical scope of such restrictive covenants. If the courts of any one or more of such jurisdictions hold such restrictive covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction

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within the geographical scope of such restrictive covenants, as to breaches of such restrictive covenants in such other respective jurisdictions, such restrictive covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants.

                  8.3 Attorneys' Fees. In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys' fees incurred by the prevailing party in connection with such proceeding.

                  8.4 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

                                    (i)     If to the Company, to:

                                            American Commercial Lines LLC
                                            1701 East Market Street
                                            Jeffersonville, Indiana 47130
                                            Attention:  Senior Vice President
                                               Law & Administration
                                            Facsimile: (812) 288-0294

                                    (ii)    If to the Executive, to:

                                            Lisa L. Fleming
                                            1505 L'Esprit Parkway
                                            Lagrange, KY 40031

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

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

                  8.5 Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either). The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company's employees generally.

                  8.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                  8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                  8.8 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

                  8.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law or with the written consent of the Executive.

                  8.10 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event that the Executive does not mitigate.

                  8.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

                  8.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all

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

such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                  8.13 Existing Agreements. Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, company or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, company or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify the Company from and against any and all manner of expenses and liabilities incurred by the Company or any of its affiliates in connection with such violation or interference or alleged violation or interference.

                  8.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  8.15 Certain Definitions. For purposes of this Agreement:

                           (a) an "affiliate" of any person means another person
that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries. Notwithstanding the foregoing, the persons listed on Exhibit C, as such Exhibit C is updated from time to time by the mutual agreement of the parties, shall not be affiliates of the Company.

                           (b) A "business day" means the period from 9:00 am to
5:00 pm on any weekday that is not a banking holiday in Indianapolis, Indiana.

                           (c) "Confidential Information" means, but is not
limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of Company and its subsidiaries and affiliates or which are licensed by any of the Company and its subsidiaries and affiliates, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Company and its subsidiaries and affiliates, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Company and its subsidiaries and affiliates.

                           (d) A "subsidiary" of any person means another
person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                           (e) "Change in Control" shall mean the occurrence of
any of the following events, each of which shall be determined independently of the others:

                                    (i) any "Person" (as defined herein), other
than a holder of at
least 10% of the outstanding voting power of the Company as of the date of this Agreement, becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of a majority of the stock of the Company entitled to vote in the election of directors of the Company. For purposes of this definition, the term "Person" is used as such term is used Sections 13(d) and 14(d) of the Exchange Act;

                                    (ii) the individuals who are "Continuing
Directors" (as hereinafter defined) of the Company cease to constitute a majority of the members of the Board. For purposes of this definition, "Continuing Directors" shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;

                                    (iii) the stockholders of the Company adopt
and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company;

                                    (iv) the Company is a party to a merger,
consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) or a merger, consolidation, other form of business combination in which the Company or successor entity is controlled by Continuing Directors shall not constitute a Change in Control; or

                                    (v) there is a Change in Control of the
Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company, is then subject to such reporting requirements;

provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is or are a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement.

              [The rest of this page is left intentionally blank.]

                  IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                   AMERICAN COMMERCIAL LINES INC.

                                   By: /s/ Mark R. Holden
                                       ----------------------------------------
                                   Name:   Mark R. Holden
                                   Title:  President and Chief Executive Officer

                                   EXECUTIVE

                                   /s/ Lisa L. Fleming
                                   ---------------------------------------
                                   Lisa L. Fleming